Exhibit 4.71

Supplementary Agreement 1 of

the “Mobile Communication Resale

Business Cooperation Agreement”

This Agreement is signed by the following Parties:

PARTY A: YUANTEL (BEIJING) INVESTMENT MANAGEMENT CO., LTD. (hereinafter referred to as “Party A” or “Resale Company”)

Yuantel Agreement Number: 9120190010

PARTY B: CHINA UNICOM (hereinafter referred to as “Party B” or “China Unicom”)

China Unicom Agreement Number: CU12-1001-2018-000028-2

1.	Party A and Party B signed the Mobile Communications Resale Business Cooperation Agreement (hereinafter referred to as the “Original Agreement”, numbered CU12-1001-2018-000028) on January 10, 2018.

2.	Party A and Party B signed the Formal Commercial Cooperation Agreement for Mobile Communication Resale Business (hereinafter referred to as the “Formal Commercial Agreement”, numbered CU12-1001-2018-000028-1) on June 5, 2018.

The two Parties signed a Supplementary Agreement on Jan 16, 2019 to supplement and change the above Original Agreement. Below is an overview of the material terms of the Agreement (the specific cooperation content and terms are subject to the official contract signed and sealed by both Parties).

1. The validity period of the Original Agreement is extended by 2 years from the date of expiration of the Original Agreement, that is, the Original Agreement will be remain in effect from January 1, 2018 to December 31, 2020. If the Pilot Approval or Business License of Party A’s original mobile resale business expires and the legal and valid administrative approval documents required for the mobile communication resale business are not obtained within the prescribed time limit as required by the Regulatory Authorities of The Telecommunications Industry, this Agreement will be automatically terminated.

2. The provisions of the Original Agreement on payment guarantee deposit, performance bond and international business deposit shall be modified to:

12.3.1.2 The payment guarantee deposit due for Party A in 2019 is RMB 7.08 million yuan. Because Party A has paid RMB 8.85 million yuan payment guarantee deposit in the previous period, the payment guarantee deposit of RMB 1.77 million yuan exceeding the 2019 standard will be converted into performance bond.

12.3.1.3 Party A’s performance bond due in 2019 is RMB 10.62 million yuan. Since Party A has paid RMB 3.56 million yuan of performance bond (cash) in the previous period, it should pay RMB 5.29 million yuan performance bond before February 13, 2019, or submit an equivalent letter of guarantee from the bank in accordance with Article 12.2 of the Original Agreement. The bank guarantee shall be valid until March 31, 2020.

12.3.1.5 If the cash guarantee deposit paid by Party A has exceeded the 2019 Standard, the amount in excess will be credited against the wholesale settlement fees.

12.3.2.1 Before, Party A obtains the permit for International Long-Distance and Roaming Services, Party A should make deposit payment for International businesses at RMB 2 million yuan, or submit a bank letter of guarantee valid through March 31, 2020 with equivalent amount in accordance with 12.2 of the Original Agreement.

(no text below)

PARTY A: YUANTEL (BEIJING) INVESTMENT MANAGEMENT CO., LTD.

/s/ Lei Wang
Lei Wang, its Legal Representative or Authorized Representative

Date: January 16, 2019

PARTY B: CHINA UNICOM

/s/ Renjie Zhou
Renjie Zhou, its Authorized Representative or Authorized Representative

Date: January 14, 2019

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